Exhibit 10.1

EMPIRE RESORTS

EXECUTIVE DEFERRED COMPENSATION PLAN

Established Effective January 1, 2017

EMPIRE RESORTS, INC., a Delaware corporation, has established the Empire Resorts Executive Deferred Compensation Plan, effective January 1, 2017, to enable Eligible Employees to enter into agreements in order to defer the receipt of current Compensation from the Company in accordance with the terms of the Plan.

ARTICLE 1 — Definitions

For purposes of interpreting the Plan and related documents (including Deferral Election Forms), the following definitions shall apply:

Annual Deferral: the amount of Compensation which a Participant elects to defer under a Deferral Commitment pursuant to Article 3 of the Plan.

Beneficiary: the person or persons or entity designated by a Participant to receive his benefit under the Plan in the case of the Participant’s death, in accordance with Article 9 of the Plan.

Board: the Board of Directors of Empire Resorts, Inc.

Change in Control: the occurrence of any of the following:

(i) A tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to the commencement of such offer), or (B) any employee benefit plan of the Company or its subsidiaries, and their affiliates;

(ii) The Company shall be merged or consolidated with another corporation, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to such transaction); provided, that a merger or consolidation of the Company with another corporation which is controlled by persons owning more than 50% of the outstanding voting securities of the Company shall constitute a Change in Control unless the Board, in its discretion, determines otherwise, or (B) any employee benefit plan of the Company or its subsidiaries, and their affiliates;

(iii) The Company shall sell substantially all of its assets to another entity that is not wholly owned by the Company, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to such transaction), or (B) any employee benefit plan of the Company or its subsidiaries, and their affiliates;

(iv) A Person shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than

50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to the first acquisition of such securities by such Person), or (B) any employee benefit plan of the Company or its subsidiaries, and their affiliates; or

(v) The individuals who, as of the date hereof, constitute the members of the Board (the “Current Board Members”) cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least a majority of the members of the Board unless such change is approved by the Current Board Members.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

Code: the Internal Revenue Code of 1986, as amended, and the regulations promulgated and other authoritative guidance issued thereunder.

Committee: the committee appointed by the Board to administer the Plan pursuant to Article 9 of the Plan.

Company: Empire Resorts, Inc., its subsidiaries and divisions, and its successors and assigns.

Compensation: a Participant’s salary and cash bonuses, before reductions for deferral, payable for a Plan Year.

Deferral Account: the account established on the books of the Company in accordance with Section 4.1 to track all amounts deferred by a Participant under the Plan, Company contributions (if any) made under Article 5, and any earnings (or losses) attributable thereto.

Deferral Commitment: an election made by a Participant to defer Compensation pursuant to Articles 2 and 3 of the Plan for which a Deferral Election Form has been submitted by the Participant.

Deferral Contribution Period: the period of one Plan Year, or such other period as the Committee may permit in its discretion, over which the Participant has elected to defer Compensation pursuant to Article 3 of the Plan.

Deferral Election Form: a written or electronic agreement between the Company and a Participant, entered into pursuant to Section 2.1, pursuant to which the Participant elects to participate in the Plan and make a Deferral Commitment.

Disability (or Disabled): the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Eligible Employee: an officer or senior member of the management of the Company (i) who is a “highly compensated employee” (as defined in Section 414(q) of the Code), or (ii) who is specifically designated by the Committee in writing as eligible to participate in the Plan.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and authoritative guidance issued thereunder.

Funds: certain investment alternatives designated by the Committee from time to time for determining earnings (and losses) attributable to the Deferral Accounts of Participants in accordance with Section 4.4.

Participant: an Eligible Employee who is participating in the Plan as provided in Article 2, or a former Eligible Employee for whom a Deferral Account is being maintained under the Plan.

Participating Company: a member of Company’s “controlled group” (within the meaning of Section 414(b), (c) or (m) of the Code) that adopts the Plan by means of a written instrument with the consent of the Company. References herein to the ‘Company’ will be deemed to include each Participating Company, unless the context indicates otherwise.

Person: a “Person” within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof; provided, that a Person shall not include (A) the Company or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.

Plan: the Empire Resorts Executive Deferred Compensation Plan, as set forth in this document, and as the same may be amended, modified, supplemented, and restated from time to time.

Plan Year: the twelve (12)-month period from January 1 through December 31.

Separation from Service: a Participant’s “separation from service” (within the meaning of Treas. Reg. § 1.409A-3(i)(3)) with the Company for any reason, whether voluntary or involuntary.

Unforeseeable Emergency: a Participant’s unexpected need for cash arising from an unforeseeable emergency (within the meaning of Treas. Reg. § 1.409A-3(i)(3)), as determined by the Committee. A cash need arising from foreseeable events such as, for example, the purchase of a residence or education expenses shall not be considered a Financial Hardship.

Valuation Date: the last day of each calendar quarter, or such other dates as the Committee may determine in its discretion, which must be at least annually, for the valuation of a Participant’s Deferral Account.

ARTICLE 2 — Participation

2.1 Deferral Election Form. Each Eligible Employee will be offered an annual opportunity to defer Compensation to be earned in the following Plan Year. Each such Eligible Employee may make an irrevocable election to participate in the Plan and to make a Deferral Commitment effective as of the first day of a Plan Year by submitting a Deferral Election Form prior to the start of such Plan Year specifying the amount of the Deferral Commitment and the time and form of payment for such Deferral Commitment in accordance with Article 6. The Deferral Election Form must be submitted to the Committee no later than December 31 of the Plan Year preceding the Plan Year for which Compensation is to be earned.

Notwithstanding the foregoing, an employee who first becomes an Eligible Employee after the beginning of a Plan Year will be eligible to participate in the Plan following the date he became an Eligible Employee and may elect to participate in the Plan and to make a Deferral Commitment for that Plan Year with respect to Compensation to be earned on and after such date by submitting a Deferral Election Form specifying the time and form of payment under the Plan to the Committee within thirty days following the date the employee became an Eligible Employee.

Notwithstanding the foregoing, if any Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. § 1.409A-1(e), then the time period for making a Deferral Commitment with respect to such amounts shall end no later than six months before the end of the Plan Year during which such Compensation is earned (and in no event later than the date on which the amount of the Compensation becomes readily ascertainable).

2.2 Continuation of Participation. Deferral Commitments made for one Plan Year shall not be effective with respect to any subsequent Plan Year unless the Committee, in its sole discretion, determines to allow “evergreen” elections to me made. In general, a new Deferral Commitment shall be required with respect to each Plan Year during which an Eligible Employee wishes to participate in the Plan. Notwithstanding anything contained herein to the contrary, a Participant who has elected to participate in the Plan by making a Deferral Commitment shall continue as a Participant in the Plan for purposes of such Deferral Commitment even though in any subsequent Plan Year, such Participant elects not to make a new Deferral Commitment or ceases to be an Eligible Employee. A Participant shall not be eligible to make a new Deferral Commitment unless the Participant is an Eligible Employee with respect to the Plan Year for which a Deferral Commitment is to be made.

ARTICLE 3 — Form of Deferral Commitments

3.1 Deferral Commitment. Subject to Sections 3.2 and 3.3, a Participant may elect on a Deferral Election Form to defer an amount equal to (i) a specified dollar amount or (ii) a specified percentage of Compensation so long as the amount of Compensation net of the amount deferred does not fall below any applicable thresholds determined by the Committee in its sole discretion. Once made, a Participant’s Deferral Commitment is irrevocable for the Plan Year except as provided in Section 7.2. A Participant may change his Deferral Commitment annually for any subsequent Plan Year by filing a new Deferral Election Form prior to the beginning of such Plan Year. The Committee, in its sole discretion, will determine rules regarding the deferral of Compensation, as necessary or appropriate including, without limitation, to determine whether “evergreen” elections may be made.

3.2 Minimum Deferral Commitment. A Participant may not elect to defer less than $2,000 of Compensation in any one Plan Year.

3.3 Maximum Deferral Commitment. The maximum amount a Participant may defer in any one Plan Year is 50% of salary and 100% of any cash bonus. The Committee, in its sole discretion, may establish alternative maximum Deferral Commitment limits for the purpose of controlling the Company’s financial obligations under the Plan or for any other reason deemed necessary.

ARTICLE 4 — Deferral Accounts

4.1 Deferral Accounts. A Deferral Account shall be established for each Participant. The Deferral Account shall be credited with the applicable portion of a Participant’s Annual Deferral as of the date such amounts would otherwise have been paid to the Participant, and any earnings or losses thereon.

4.2 Statements of Account. The Committee shall provide periodically (but no less frequently than annually) to each Participant a statement setting forth the balance of the Deferral Account maintained for such Participant.

4.3 Vesting of Deferral Accounts. A Participant shall be fully vested at all times in the amount of Annual Deferrals and any earnings attributable thereto credited to his Deferral Account. A Participant shall be vested in any Company contributions and any earnings attributable thereto credited to the Participant’s Deferral Account to the extent determined by the Committee in its sole discretion. In the event the Participant dies or becomes Disabled prior to becoming fully vested in his Deferral Account, the Participant shall became fully vested in any unvested amounts credited to his Deferral Account as of the day prior to his date of death or Disability.

4.4 Earnings (or Losses) on Deferral Accounts. The Committee will designate Funds which a Participant may select from in determining the deemed rate of return for amounts credited to his Deferral Account. A Participant’s Deferral Account shall be credited with all deemed earnings (or losses) generated by the Funds, as elected by the Participant from time to time. Participants may allocate their Deferral Account among the Funds available under the Plan only in whole percentages. Notwithstanding that the deemed rates of return credited to Participants’ Deferral Accounts are based upon the actual performance of the corresponding Funds, the Company shall not be obligated to actually invest any Compensation deferrals made by Participants under this Plan in such Funds or in any other investment funds. The deemed rate of return, positive or negative, credited under each Fund is based upon the actual investment performance of each corresponding Fund that the Committee may designate from time to time, shall equal the total return of each such Fund net of asset based charges, including, without limitation, money management fees and Fund expenses. The Committee may, on a prospective basis, add additional Funds or delete any of the Funds from the menu of Funds made available to Participants. A Participant may change the Funds to which his Deferral Account is deemed to be invested with whatever frequency is determined by the Committee. Each such change may include a reallocation of the Participant’s existing Deferral Account in whole percentages and/or a change in investment allocation of amounts to be credited to the Participant’s Deferral Account in the future, as the Participant may elect.

4.5 Valuation of Deferral Accounts. The value of a Participant’s Deferral Account as of any Valuation Date shall equal the amounts theretofore credited to such Deferral Account, including any deemed earnings (or losses) on each such Fund in accordance with Section 4.4, through the day preceding such date, less the amounts theretofore deducted from such Deferral Account.

ARTICLE 5 — Company Contributions

5.1 The Company may from time to time, in its discretion, credit the Deferral Account of each Participant who is an Eligible Employee with a Company contribution. The amount and timing of the

Company contribution, if any, shall be determined by the Committee, in its sole discretion, and nothing contained herein shall require or obligate the Company to make a Company contribution on behalf of any Participant.

5.2 Company contributions credited to a Participant’s Deferral Account, if any, shall be distributed to a Participant only to the extent such amounts are vested. A Participant shall become vested in Company contributions made on his behalf, and all deemed earnings (or losses) attributable thereto, in accordance with Section 4.3.

ARTICLE 6 — Payment of Benefits

6.1	Payment of Deferral Accounts.

(a) Distributions upon Separation from Service, Death, Disability or Change in Control. Subject to Section 6.1(b), upon the earliest to occur of a Participant’s Separation from Service, death or Disability, or a Change in Control, the Company shall pay to the Participant the vested balance of the Participant’s Deferral Account. Payment shall be made in accordance with the form of payment elected by the Participant on the Deferral Election Form submitted by the Participant at the time the Deferral Commitment for the applicable Plan Year was made. If no election is submitted, payment will be made as a lump sum payment. A Participant may elect the following forms of payment:

(i)	Lump Sum Payment. A lump sum payment equal to the balance of the applicable Deferral Account no later than ninety (90) days following the Participant’s Separation from Service, death, Disability, or the occurrence of a Change in Control; provided, that if such 90-day period straddles two calendar years, such lump sum payment will be made in the later year. The Participant’s Deferral Account balance shall be determined as of the Valuation Date immediately preceding the date payment is to be made.

(ii)	Installment Payments. Annual installment payments in substantially equal amounts over a period of five (5), ten (10), or fifteen (15) years. Installment payments shall commence no later than ninety (90) days following the Participant’s Separation from Service, death, Disability, or the occurrence of a Change in Control; provided, that if such 90-day period straddles two calendar years, such installment payments will commence in the later year. The Participant’s Deferral Account balance shall be determined as of the Valuation Date immediately preceding the date payment is to commence.

The decision as to the actual payment date within such 90-day period under (i) and (ii), above, shall be made unilaterally by the Committee, and the Participant shall have no right, directly or indirectly, to designate the year in which the distribution is to be made.

(b) Distributions on a Fixed and Determinable Date. Notwithstanding Section 6.1(a), at the time a Participant makes a Deferral Commitment, a Participant can elect to receive a distribution of all or a portion of the Compensation deferred for a Deferral Contribution Period on a fixed and determinable date designated by the Participant thereon. If a Participant elects a distribution in accordance with this Section, payment will be made in accordance with the form of payment elected by the Participant (which shall be one of the forms set forth in Section 6.1(a)), as reflected on the Deferral Election Form submitted by the Participant at the time the Deferral Commitment was made. Payment will be made or will commence (i) no later than the end of the year in which the fixed and determinable date occurs, or if later, by the 15th day of the third month following such date. The decision as to the actual payment date under this section shall be made unilaterally by the Committee, and the Participant shall have no right, directly or indirectly, to designate the year in which the distribution is to be made.

(c) Distributions on Account of an Unforeseeable Emergency. A Participant or Beneficiary may apply for and receive a distribution on account of an Unforeseeable Emergency from his Deferral Account if the Committee determines that such distribution is on account of an Unforeseeable Emergency and the conditions described below have been satisfied. To receive such a distribution, the Participant or Beneficiary must file a written application with the Committee and furnish such supporting documentation as the Committee, in its discretion, may require. The application shall specify the basis for the distribution and the dollar amount to be distributed. If such a distribution is approved by the Committee, distribution shall be made as of the Valuation Date coincident with or next following such approval, and such distribution shall be made in a lump sum payment as soon as administratively practicable after such Valuation Date. The amount of the distribution shall not exceed the amount reasonably necessary to satisfy the Participant’s or Beneficiary’s proven Unforeseeable Emergency (including amounts necessary to pay any applicable income taxes or penalties reasonably anticipated to result from the distribution). A distribution on account of an Unforeseeable Emergency shall not be made after the death of the Participant or after the occurrence of any event triggering the right to a distribution. The Participant’s deferral election for the remainder of the Plan Year shall be cancelled after receipt of a distribution under this Section. Thereafter, the Participant may complete, in accordance with Sections 2.1 and 3.1, a new Deferral Election Form effective as of the first day of the first Plan Year commencing after the date of such distribution.

(d) Subsequent Elections. A Participant may change his election with respect to all or a portion of his Deferral Account to an allowable alternative form of payment described in Section 6.1(a) or to postpone commencement of payment to a later Plan Year by submitting a new Deferral Election Form to the Committee; provided that any such election change shall be made in accordance with the requirements of Section 409A of the Code and that no subsequent election may result in an impermissible acceleration of payment as described in Section 409A of the Code. A Participant may make a subsequent election to postpone payment of the applicable Deferral Account to a later Plan Year or to change the form of payment, provided that:

(i)	the subsequent election must be made at least twelve (12) months prior to the date on which the first scheduled payment is to occur;

(ii)	the subsequent election may not take effect until at least twelve (12) months after the date on which the subsequent election is made; and

(iii)	the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

For purposes of this Section 6.1, all payments, including installment payments, shall be treated as separate payments for purposes of Section 409A of the Code.

The Committee may prescribe limitations with respect to subsequent elections under this Section 6.1(c) as it deems necessary or appropriate, subject to the requirements of Section 409A of the Code.

6.2 Pre-Retirement Survivor Benefit. If a Participant dies prior to his Separation from Service or Disability, the occurrence of a Change in Control, or the date specified in an election made pursuant to Section 6.1(b), the Company shall pay to the Participant’s Beneficiary the balance of the Participant’s Deferral Account, determined as of the Valuation Date next following the death of the Participant. Payment shall be made to the Participant’s Beneficiary in a lump sum no later than ninety (90) days following the date of the Participant’s death.

6.3 Post-Retirement Survivor Benefit. If a Participant dies after installment payments have commenced, but prior to distribution of his vested Deferral Account in full, the Company shall pay to the Participant’s Beneficiary the remaining schedule of installment payments.

6.4 Section 162(m) Delay. If the Committee reasonably anticipates that delaying the time that payment is to be made or commence to be made to a Participant would increase the probability that the deductibility for federal income tax purposes of such payments would not be limited by Section 162(m) of the Code, the Committee may unilaterally delay the time of the making or commencement of payments until the earliest date at which the Committee reasonably anticipates, or should reasonably anticipate, that the deductibility of such payments would be so limited.

6.5 Permissible Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Deferral Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 6.5. The Committee’s determination of whether payment may be accelerated in accordance with this Section 6.5 shall be made in accordance with Treas. Reg. § 1.409A-3(j)(4).

(a) Domestic Relations Orders. The Committee may accelerate payment of a Participant’s vested Deferral Account to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b) Limited Cashouts. The Committee may accelerate payment of a Participant’s vested Deferral Account to the extent that (i) the aggregate amount in the Participant’s Deferral Account does not exceed the applicable dollar amount under
Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. § 1.409A-1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s Deferral Account is evidenced in writing no later than the date of payment.

(c) Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Deferral Account (i) to pay the Federal Insurance Contributions Act tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 6.5(c) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(d) Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant’s vested Deferral Account to the extent that the Plan fails to meet the requirements of Section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

(e) Termination of the Plan. The Committee may accelerate payment of all or a portion of a Participant’s vested Deferral Account upon termination of the Plan in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix).

(f) Payment of State, Local or Foreign Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Deferral Account for:

(i)	the payment of state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan; and/or

(ii)	the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

(g) Certain Offsets. The Committee may accelerate payment of all or a portion of the Participant’s vested Deferral Account to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed $5,000 and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(h) Bona Fide Disputes as to Right to Payment. The Committee may accelerate payment of all or a portion of a Participant’s vested Deferral Account where the payment is part of a settlement between the Company or an Affiliate and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

ARTICLE 7 — Conditions Related to Benefits

7.1 Spendthrift Provision. No Participant or Beneficiary shall have any interest in any Deferral Account which can be transferred, nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Company, nor shall the Committee recognize any assignment thereof, either in whole or in part, nor shall any Deferral Account be subject to attachment, garnishment, execution following judgment or other legal process before the Deferral Account is distributed to the Participant or Beneficiary. The power to designate Beneficiaries to receive the Deferral Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Deferral Account or any part thereof, and any attempt of a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Committee.

7.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general assets of the Company, and Participants and Beneficiaries shall be no more than unsecured general creditors of the Company with respect to their benefits with no special or prior right to any assets of the

Company for payment of any obligations hereunder. Notwithstanding the foregoing, the Company, in its sole discretion, may set aside assets, in a trust or otherwise, to satisfy its obligations under the Plan; provided, however, that any such trust or other arrangement shall not create, in favor of any Participant, any right or lien in or against any of the assets of the Company; and provided further, that any such trust or other funding arrangement created with respect to a Participant’s Deferral Account shall satisfy the requirements of Section 409A(b) of the Code.

7.3 Protective Provisions. Each Participant shall cooperate with the Committee by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary, and taking such other actions as may be requested by the Committee. If a Participant refuses to cooperate or makes any material misstatement or nondisclosure of information, then no benefits will be payable hereunder to such Participant or his Beneficiary.

7.4 Withholding. As a condition of participation in the Plan, each Participant shall make appropriate arrangements as requested by the Company for the satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment and/or vesting of benefits under the Plan and the Company and its affiliates shall have the right to deduct from any amounts otherwise payable under the Plan, any federal, state, local or other applicable taxes required to be withheld.

7.5 Specified Employees. Notwithstanding any provision of the Plan to the contrary, any amount payable under the Plan on account of a Separation from Service to a Participant who is determined to be a “specified employee” (as defined in Treas. Reg. § 1.409A-1(i)) shall be suspended until the first date that is six (6) months following the Participant’s Separation from Service (or if earlier, upon the date of the Participant’s death); provided, that if the form of payment to such Participant is annual installments under Section 6.1(a)(ii), the first payment to the Participant after the lapse of the six-month suspension period shall include any payment that would have been made earlier but for such suspension.

7.6 Permissible Distribution Event. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan shall only be made upon an event and in a manner permitted by Section 409A of the Code. If a payment is not made by the designated payment date under Section 6.1(a) or 6.1(b), the payment shall be made by December 31 of the calendar year in which the designated date occurs. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted under Section 409A of the Code.

ARTICLE 8 — Administration of the Plan

The Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Committee shall determine in its sole discretion those employees who are eligible to participate in the Plan and shall have the right, subject to the requirements of Section 409A of the Code, to set guidelines for participation in the Plan including, but not limited to, the type, manner and level of Deferral Commitments. The Committee shall further establish, adopt or revise such other rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall also have the power to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, or agreement relating to the Plan; and exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan. All decisions of the Committee shall be final and binding on Participants and Beneficiaries. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. The individuals serving on the Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including reasonable legal fees and costs), to the extent not covered by liability insurance, arising out of any action taken by any member of the Committee with respect to the Plan in good faith.

ARTICLE 9 — Beneficiary Designation

9.1 Beneficiary Designation. A Participant shall have the right at any time to designate any person or persons as a Beneficiary(ies), both primary and contingent, to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing and delivered to the Committee (or its designee) during the Participant’s lifetime on a form prescribed or approved by the Committee. A Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation.

9.2 Failure to Designate Beneficiary. If a Participant fails to designate a Beneficiary before his death, or if no designated Beneficiary survives the Participant, the Committee shall direct the Company to pay the balance of the Participant’s Deferral Account in a lump sum to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant : (i) surviving spouse; (ii) surviving issue per stirpes and not per capita; (iii) surviving parents; (iv) the executor or administrator for the Participant’s estate; in each case within ninety (90) days of the date of death; provided, however, that the Committee may require such proof of right and identity of such person or persons as the Committee deems appropriate and necessary.

ARTICLE 10 — Amendment and Termination of the Plan

10.1 Amendment of the Plan. The Plan may be amended or modified at any time, in whole or in part, by the Committee; provided, however, that no such amendment may materially adversely affect the rights of any Participant without his consent, unless required to comply with law.

10.2 Termination of the Plan. The Board may at any time terminate the Plan as to all or any group of Participants. In the event the Plan is terminated, distributions will be made in accordance with Article 6, subject to the requirements of Section 409A of the Code.

ARTICLE 11 — Miscellaneous

11.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

11.2 Top Hat Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation for the benefit of a select group of management or highly compensated employees, within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Title I of ERISA to the maximum extent provided therein.

11.3 Employment Not Guaranteed. Nothing contained in the Plan, nor any action taken hereunder, shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company and nothing in the Plan shall interfere in any way with the right of the

Company or any affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

11.4 Gender, Number. All pronouns and variations thereof shall be deemed to refer to both the masculine or feminine gender. As the context may require, the singular may be read as the plural and the plural as the singular.

11.5 Captions. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.6 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.7 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by a Participant shall not operate or be construed as a waiver of any other provision or any subsequent breach by the Participant.

11.8 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law.

11.9 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing or hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

11.10 Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and shall be operated and interpreted consistent therewith. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

11.11 No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Deferral Account will increase. Each Participant assumes the risk in connection with the deemed investment of his Deferral Account.

ARTICLE 12 — Claims Procedure

12.1 Claim. A Participant or, following the Participant’s death, a Beneficiary (collectively referred to in this Article XII as a “Claimant”) may submit a claim for benefits under the Plan. Any claim for benefits under this Plan shall be made in writing to the Committee.

12.2 Claim Decision. If such claim for benefits is wholly or partially denied, the Committee shall, within ninety (90) days after receipt of the claim, notify the Claimant of the denial of the claim unless special circumstances require an extension of time for processing the claim, which extension shall not exceed one hundred eighty (180) days from receipt of the claim. If such extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. A notice of denial shall be in writing, shall be written in a manner calculated to be understood by the Claimant, and shall contain the specific reason or reasons for denial of the claim, a specific reference to the pertinent Plan provisions upon which the denial is based, a description of the additional material or information (if any) necessary to perfect the claim, together with an explanation of why such material or information is necessary, and an explanation of the claims review procedure set forth below, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

12.3 Request for Review. Within sixty (60) days after the receipt by a Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claim for benefits. The Claimant, or his duly authorized representative, may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits. The Claimant, or his duly authorized representative, may also submit written comments, documents, records and other information relating to the claim for benefits, and the review will take into account such items. If the Claimant does not request a review of the initial determination within such sixty (60)-day period, the Claimant shall be barred from challenging the determination.

12.4 Review of Decision. After considering all of the materials presented by the Claimant, the Committee shall deliver to the Claimant, or his authorized representative, a written decision on the claim within sixty (60) days after the receipt of the request for review. If there are special circumstances that require an extension of time, the sixty (60)-day period may be extended to one hundred twenty (120) days. If such extension is required, written notice shall be furnished to the Claimant, or his authorized representative, prior to the termination of the initial sixty (60)-day period and shall indicate the special circumstances requiring an extension of time and the date by which the final decision will be rendered. The decision shall be written in a manner calculated to be understood by the Claimant, include the specific reason or reasons for the decision, include a statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents and other information relevant to the claim, contain a specific reference to the pertinent Plan provisions upon which the decision is based, and include a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.

12.5 Limitations Period. Any action that is filed by, or on behalf of, a Participant or Beneficiary with respect to the Plan must be brought within two years of when the cause of action arose; provided, however, that such individual may not bring any action unless he has exhausted all of his actual or potential rights under this Article 12.

12.6 Claims Procedures Mandatory. The internal claims procedures set forth in this Article 12 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Article 12, the denial of the Claim shall become final and binding on all persons for all purposes.